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Exhibit 99.1

For Immediate Release	Contact:	Jeff D'Eliscu Water Pik Technologies, Inc. (949) 719-3700 (office) (949) 675-9475 (home) jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES REPORTS SECOND QUARTER OPERATING RESULTS

        (Newport Beach, California, July 17, 2003)—Water Pik Technologies, Inc. (NYSE: PIK) today announced sales for second quarter 2003 of $76.5 million, an increase of 5.7 percent compared to sales of $72.4 million for the same period of 2002. Income from continuing operations was $3.9 million or $0.31 per diluted share for second quarter 2003 as compared to income of $4.2 million or $0.33 per diluted share for second quarter 2002. Net income was $3.8 million or $0.31 per diluted share for second quarter 2003 as compared to net income of $3.8 million or $0.31 per diluted share for the same period of 2002.

        Sales for the first six months of 2003 were $131.9 million, an increase of 1.9 percent as compared to sales of $129.4 million for the same period in 2002. Income from continuing operations was $2.1 million or $0.16 per diluted share for the first six months of 2003 as compared to $4.6 million or $0.37 per diluted share for the same period of 2002. Net income was $2.0 million or $0.16 per diluted share for the first six months of 2003 as compared to net income of $3.6 million or $0.29 per diluted share for the same period in 2002.

        "We are encouraged by our sales growth during the quarter despite the challenging economic conditions," said Water Pik Technologies' Chief Executive Officer Michael P. Hoopis. "New products and retail distribution gains continue to drive the sales growth for our personal health care business and we exceeded our year-to-date profit objective while increasing advertising. New products and retail sell-through will be key for growth during the second half of 2003."

        "Customer acceptance of new pool products is evidenced by the success of our pool builder conversion program," continued Hoopis. "Enhanced product offerings, including the acquisition of Air Energy Heat Pumps, Inc., contributed to the sales growth of our pool business. Additionally, we are encouraged by the customer acceptance of our two new commercial boiler lines."

Business Segment Performance

Personal Health Care

        Sales for the Personal Health Care segment were $29.8 million for second quarter 2003, an increase of 4.9 percent compared to sales of $28.4 million for the same period in 2002. Sales for the Oral Health products category were $12.6 million, an increase of $0.4 million compared to the same period last year due primarily to increased sales of the Waterpik® flosser and to sales of the new SynchroSonic™ toothbrush. Sales for the Shower products category were $14.3 million, an increase of 5.9 percent compared to $13.5 million for the same period in 2002, due primarily to increased sales of New Visions® and AquaFall® showerheads. Sales for the Other products category were $2.9 million, an increase of 7.4 percent, due primarily to increased sales of foot spas.

        The gross profit from continuing operations for the segment was $12.3 million or 41.2 percent of sales for second quarter 2003 compared to $11.0 million or 38.8 percent of sales for the same period last year. The improvement in gross profit and gross profit as a percent of sales was due primarily to increased sales, to lower sales allowances and to cost reduction programs. Operating income for the segment increased $0.6 million to $2.3 million for the second quarter 2003 from operating income of $1.7 million for second quarter 2002. The increase in operating income was due primarily to higher gross profit partially offset by increased advertising expense.

        Personal Health Care sales for the first six months of 2003 were $57.6 million, an increase of $0.7 million compared to sales of $56.9 million for the same period in 2002. Sales for the Oral Health products category were $23.5 million compared to $23.7 million for the same period last year, due primarily to lower sales of professional dental products largely offset by increases in sales of the new SynchroSonic™ toothbrush and Waterpik® flosser. Sales for the Shower products category were $29.7 million compared to $28.4 million for the same period in 2002, due primarily to increased sales of New Visions® and AquaFall® showerheads. Sales for the Other products category were $4.3 million compared to $4.8 million for the same period in 2002, due primarily to decreased sales of water filtration products partially offset by increased foot spa sales.

        The gross profit from continuing operations for the segment was $23.4 million or 40.7 percent of sales for the first six months of 2003 compared to $22.7 million or 39.8 percent of sales for the same period last year. The improvement in gross profit and gross profit as a percent of sales was due primarily to increased sales, to lower sales allowances and to product mix. Operating income for the segment decreased $0.6 million to $3.7 million for the first six months of 2003 from $4.3 million for the same period of 2002, due primarily to a $1.3 million increase in advertising expenses.

Pool Products and Heating Systems

        Sales for the Pool Products and Heating Systems segment were $46.7 million for second quarter 2003, an increase of $2.7 million compared to sales of $44.0 million for second quarter 2002. Sales for Pool products were $39.5 million an increase of 8.8 percent compared to $36.3 million for the same period last year, due to increases across most product lines including $0.5 million in heat pump sales from the June 2003 acquisition of Air Energy. Water-heating system sales were $7.2 million, a decrease of $0.5 million due to lower residential heating product sales, consistent with the overall decline in the residential hydronic heating market.

        The gross profit for the segment was $11.9 million or 25.4 percent of sales for second quarter 2003 compared to $13.1 million or 29.7 percent of sales for the same period last year. The decrease in gross profit and gross profit as a percent of sales was due primarily to product mix, to increased sales incentives and to increased warranty costs. Operating income for the segment was $4.3 million for second quarter 2003 compared to operating income of $5.5 million for the same period last year. The decrease in operating income was due primarily to lower gross profit and to increased research and development expenses related to new product development activities.

        Pool Products and Heating Systems sales for the first six months of 2003 were $74.3 million, an increase of 2.5 percent compared to $72.5 million for the same period last year. Sales for Pool products for the first six months of 2003 were $59.0 million, an increase of 4.2 percent compared to the same period last year due primarily to increased sales of pumps and filters. Water-heating system sales for the first six months of 2003 were $15.3 million compared to $15.8 million for the same period last year, a decrease of $0.5 million due to lower residential heating product sales, consistent with the overall decline in the residential hydronic heating market.

        The gross profit for the segment was $16.0 million or 21.6 percent of sales for the first six months of 2003 compared to $18.9 million or 26.1 percent of sales for the same period last year. The decrease in gross profit and gross profit as a percent of sales was due primarily to product mix, increased sales incentives and higher production costs including new product expenses. The gross profit as a percent of sales is anticipated to improve during the second half of 2003 due primarily to planned cost reductions and a mid-year price increase. Operating income for the segment was $0.5 million for the first six months of 2003 compared to operating income of $4.0 million for the same period last year. The decrease in operating income was due primarily to lower gross profit and to increased research and development expenses related to new product development activities.

Additional Financial Highlights

        Capital expenditures from continuing operations for second quarter and the first six months of 2003 were $1.7 million and $2.6 million, respectively, compared to $2.3 million and $3.5 million for the same periods last year. Depreciation and amortization from continuing operations for second quarter and the first six months of 2003 were $2.4 million and $4.8 million, respectively, compared to $2.3 million and $4.6 million, respectively, for the same periods of 2002.

        Cash provided by operating activities for the first six months of 2003 of $15.9 million was used to fund acquisitions and capital expenditures totaling $10.3 million and to repay borrowings under revolving credit facilities and promissory notes.

Outlook

        The Company's 2003 outlook is for net sales growth in the mid-to-high single-digit range. Sales growth for the Personal Health Care segment is anticipated in the low-to-mid single-digit range. Sales growth for the core Pool Products and Heating System segment remains in the mid single-digit range and with the acquisition of Air Energy Heat Pumps, Inc. is targeted in the high single-digit range. The Company maintains its previously announced outlook for earnings per share growth in the mid single-digit range for the full year 2003.

Investor Conference Call and Web Cast

        A conference call to discuss the second quarter and the first six months of 2003 operating results will be held with Mike Hoopis, Water Pik Technologies' President and CEO and Vic Streufert, the Company's Vice President, Finance and CFO at 10:00 am Pacific Daylight Time (1:00 pm EDT), Friday, July 18, 2003. To access the live web cast or an archived replay, please go to www.waterpik.com or www.ccbn.com.

        If you are interested in listening to the conference call, please dial 888-791-5525 at least five minutes before the scheduled conference call start time. The access code for this conference call is: PIK. Approximately two hours after the end of the call, you may access a replay of the call by dialing 800-925-0748. The replay will be available through 11:00 pm Pacific Daylight Time on July 22nd.

Forward-looking Statements

        In the press release, the statements from Mr. Hoopis are forward-looking statements. Any other statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company's filings with the Securities and Exchange Commission, including, among others, its ability to develop new products and execute its growth strategy, the uncertainty of new product testing and regulatory approvals, the uncertainty that its marketing efforts will achieve the desired results with respect to existing or new products, its dependence on key customers, the seasonal nature of its businesses, the impact on consumer confidence and consumer spending as a result of acts of terrorism and war, the impact of a slowing consumer economy, the effect of product liability claims, risks associated with using foreign suppliers including increased transportation costs and failure to protect its intellectual properties. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire. These forward-looking statements represent the Company's judgment only as of the date of this press release. As a result, the reader is cautioned not to rely on these forward-looking statements. The Company does not have any intention or obligation to update these forward-looking statements.

        Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water Pik®, Jandy® and Laars® brand names. The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage. The Company's products are sold through a variety of channels, including home centers, mass-merchandisers, drug chains and specialty retailers, wholesalers and contractors. Headquartered in Newport Beach, California, the Company operates eight major facilities in the United States and Canada. For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

        The following tables represent consolidated statements of operations, segment operating results, condensed consolidated balance sheets and consolidated statements of cash flows.

WATER PIK TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Sales	$76,496	$72,435	$131,885	$129,394
Gross profit	24,151	24,124	39,445	41,555
Selling expenses	10,998	10,679	21,924	20,571
General and administrative expenses	4,920	4,401	9,518	9,064
Research and development expenses	1,689	1,824	3,876	3,631

Operating income	6,544	7,220	4,127	8,289
Interest expense	560	611	1,099	1,295
Other income	(84)	(65)	(208)	(283)

Income from continuing operations before income taxes	6,068	6,674	3,236	7,277
Income tax provision	2,214	2,506	1,179	2,727

Income from continuing operations	3,854	4,168	2,057	4,550
Discontinued operations:
Loss from operations of discontinued product line	(9)	(523)	(72)	(1,538)
Income tax benefit	(2)	(193)	(25)	(569)

Loss on discontinued operations	(7)	(330)	(47)	(969)

Net income	$3,847	$3,838	$2,010	$3,581

Diluted net income (loss) per common share
Continuing operations	$0.31	$0.33	$0.16	$0.37
Discontinued operations	—	(0.02)	—	(0.08)
Net income	$0.31	$0.31	$0.16	$0.29
Weighted average common shares outstanding — diluted	12,282	12,475	12,274	12,371

WATER PIK TECHNOLOGIES, INC.
SEGMENT OPERATING RESULTS
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
PERSONAL HEALTH CARE:
Oral health products	$12,609	$12,191	$23,526	$23,702
Shower products	14,316	13,533	29,723	28,391
Other products	2,868	2,724	4,322	4,844

Total sales	$29,793	$28,448	$57,571	$56,937
Gross profit	$12,280	$11,048	$23,429	$22,677
Operating income	$2,278	$1,707	$3,671	$4,252
Gross profit as a percent of sales	41.2%	38.8%	40.7%	39.8%
Operating income as a percent of sales	7.6%	6.0%	6.4%	7.5%
POOL PRODUCTS AND HEATING SYSTEMS:
Pool products	$39,528	$36,305	$58,992	$56,621
Water-heating systems	7,175	7,682	15,322	15,836

Total sales	$46,703	$43,987	$74,314	$72,457
Gross profit	$11,871	$13,076	$16,016	$18,878
Operating income	$4,266	$5,513	$456	$4,037
Gross profit as a percent of sales	25.4%	29.7%	21.6%	26.1%
Operating income as a percent of sales	9.1%	12.5%	0.6%	5.6%

WATER PIK TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash	$859	$1,038
Accounts receivable, net	53,745	78,966
Inventories	42,676	35,840
Deferred income taxes	6,357	6,685
Prepaid expenses and other current assets	2,874	3,457

Total current assets	106,511	125,986

Property, plant and equipment, net	49,876	50,774
Goodwill, net	25,559	18,330
Deferred income taxes	1,141	1,509
Other assets	2,742	2,486

TOTAL ASSETS	$185,829	$199,085

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$20,941	$22,209
Accrued income taxes	124	139
Accrued liabilities	18,926	28,421
Current portion of long-term debt	3,798	4,858

Total current liabilities	43,789	55,627

Long-term debt, less current portion	36,290	40,876
Other accrued liabilities	5,687	6,978

TOTAL LIABILITIES	85,766	103,481

TOTAL STOCKHOLDERS' EQUITY	100,063	95,604

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$185,829	$199,085

WATER PIK TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Six Months Ended June 30,
	2003	2002
Operating activities:
Net income	$2,010	$3,581
Loss from discontinued product line	47	969

Income from continuing operations	2,057	4,550
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,818	4,622
Deferred income taxes	662	169
Compensation expense arising from stock awards	139	182
Loss on sale of property, plant and equipment	7	164
Change in operating assets and liabilities:
Accounts receivable	27,379	23,885
Inventories	(4,199)	(4,366)
Accounts payable	(3,326)	(4,377)
Accrued liabilities	(10,633)	(5,342)
Accrued income taxes	(51)	(1,155)
Other assets and liabilities	(947)	(628)

Cash provided by operating activities	15,906	17,704
Investing activities:
Purchase of business	(7,703)	—
Purchase of property, plant and equipment	(2,569)	(3,520)
Disposal of property, plant and equipment	32	151

Cash used in investing activities	(10,240)	(3,369)
Financing activities:
Net borrowings under revolving credit facilities	(3,884)	(12,004)
Payments on promissory notes	(1,893)	(926)
Proceeds from exercise of options	56	67
Principal payments on capital leases	(19)	(71)

Cash used in financing activities	(5,740)	(12,934)
Effect of exchange rate changes on cash	(58)	(14)
Cash used in discontinued operations	(47)	(922)

Increase (decrease) in cash	(179)	465
Cash at beginning of period	1,038	997

Cash at end of period	$859	$1,462

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WATER PIK TECHNOLOGIES REPORTS SECOND QUARTER OPERATING RESULTS
WATER PIK TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Amounts in thousands, except per share amounts) (Unaudited)
WATER PIK TECHNOLOGIES, INC. SEGMENT OPERATING RESULTS (Amounts in thousands) (Unaudited)
WATER PIK TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands)
WATER PIK TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands) (Unaudited)